                             BRAUNS FASHIONS CORPORATION
                           1998 DIRECTOR STOCK OPTION PLAN


     The purpose of the Brauns Fashions Corporation 1998 Director Stock Option Plan (the "Option Plan") is to attract and retain persons of outstanding competence to serve on the Board of Directors of Brauns Fashions Corporation (the "Company").

     1. ADMINISTRATION. The Option Plan will be administered by the Board of Directors of the Company. Grants of stock options under the Option Plan ("Options") and the amount and nature of the Options so granted will be automatic, as described below.

     2. STOCK SUBJECT TO THE OPTION PLAN. An aggregate of 100,000 shares of Common Stock, par value $.0l per share ("Common Stock"), of the Company are reserved for issuance under the Option Plan. The number of shares authorized for issuance under the Option Plan may be increased from time to time by approval of the Board of Directors and, if required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or the applicable rules of any securities exchange or the NASD, the shareholders of the Company. In the event of any reorganization, merger, recapitalization, stock dividend, stock split, or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved for issuance under the Option Plan and pursuant to outstanding Options and to the exercise price of outstanding Options.

     3. AUTOMATIC OPTION GRANTS. Under the Option Plan, each non-employee director will automatically be granted Options to purchase shares of Common Stock as follows:

               i. On the date of the 1999 annual meeting of shareholders, each non-employee director will automatically be granted an Option to purchase 5,000 shares of Common Stock.

               ii. Thereafter, on the date of each subsequent annual meeting of shareholders at which the non-employee director is reelected, or otherwise continues to serve as a director pursuant to the current three year terms, to the Board of Directors, the non-employee director shall automatically be granted an additional Option to purchase 5,000 shares of Common Stock.

     4. VESTING, EXERCISABILITY AND EXPIRATION. All Options granted under the Option Plan shall be fully vested when granted, but may not be exercised until six months following the date of grant. All Options granted under the Option Plan shall expire five years after the date of grant.

     5. TRANSFERABILITY. No Option granted under the Option Plan is assignable or transferable during the lifetime of the director, either voluntarily or involuntarily. Options shall be exercisable during a director's lifetime only by such director. In the event of the death of a non-employee director, Options granted under the Option Plan may be transferred by will or the laws of descent and distribution and may only be exercised by the executors or administrators of such director's estate or by the person or persons to whom such director's rights under the Option shall. pass by the director's will or the laws of descent and distribution.

     6. EXERCISE PRICE. The exercise price of Options granted under the Option Plan shall be equal to the fair market value of one share of Common Stock on the date of grant. For purposes of the Option Plan, "fair market value" is the average of the high and low sales price of the Common Stock, as reported by the NASDAQ National Market System on the date of grant. Payment for the exercise of Options may be made in cash, by personal check payable to the Company, by delivery of shares of Common Stock having an aggregate fair market value on the date of exercise which is not less than the option price, or by a combination thereof.

     7.   PLAN AMENDMENT AND TERMINATION.   The Board of Directors may
suspend or terminate the Option Plan or any portion thereof at any time, and may amend the Option Plan from time to time in any respect, provided that no such amendment will be effective without approval of the shareholders, if shareholder approval is required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or the applicable rules of any securities exchange or the NASD. To the extent prohibited under Rule 16b-3 under the Securities Exchange Act of 1934, the Option Plan may not be amended more than once every six months. No termination, suspension or amendment of the Option Plan will alter an outstanding Option without the consent of the holder of such Option. Unless earlier terminated by action of the Board, the Option Plan will terminate on July 17, 2008, and no Option shall be granted after any such termination. Options granted and outstanding upon termination of the Option Plan may continue to be exercised in accordance with their terms.

     8. COMPLIANCE WITH SEC REGULATIONS. It is the Company's intent that the Option Plan comply in all respects with Rule 16b-3 of the Act and any regulations promulgated thereunder. If any provision of this plan is later found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of Options under the Option Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder.

     9. SHAREHOLDER APPROVAL. The Option Plan shall be subject to approval by the shareholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duty held shareholders' meeting, and any Option granted under the Option Plan prior to the date of such approval shall be contingent upon such approval.

     10. EFFECTIVE DATE. This Option Plan shall be effective as of July 17, 1998, subject to shareholder approval of the Option Plan as described above on or before July 17, 1999.

     11. MISCELLANEOUS. Except as otherwise provided herein, no non-employee director shall have any claim or right to be granted an Option under the Option Plan. Neither the Option Plan nor any action hereunder shall be construed as giving any director any right to be retained in the service of the Company.

                                      -2-